Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2011 fourth quarter and year-end conference call.  My name is Mike Hays, the Company’s CEO.  Joining me on the call today are Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.  Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin.  And again, welcome everyone.

As noted in the earnings release, our fourth quarter financial performance was very strong and continues a long-standing trend of top and bottom line growth for the company.  These trends and opportunities that helped drive our 2011 growth remain evident and robust as we enter the new year, and we envision more of the same success for the company in 2012.  Before I outline our plans going forward, let me ask Kevin to review 2011.

Kevin

Thank you, Mike.

Revenue for the fourth quarter was $19.1 million, an increase of 20% over the fourth quarter of 2010.  Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth in our existing client base.

On a year-to-date basis, we grew revenue by 20% in 2011.  After adjusting for the impact of the 2010 OCS acquisition, our 2011 full-year organic revenue growth rate was 12%.  We anticipate that our revenue growth rate for 2012 will be in the 15-20% range for the full year.

We ended the year with total contract value of $83.4 million, with subscription-based agreements representing 73% of contract value.  Subscription agreements generated 73% of our total revenue for the fourth quarter and 63% of total revenue on a year-to-date basis, compared to 32% of total revenue for the full year in 2010.

Our net new sales for 2011 increased by 22% over the prior year.  In addition, we experienced a positive trend relative to improved client retention, with retention rates improving by 18% in the second half of 2011 compared to the second half of 2010.  The retention improvement is the result of enhancements we have made in our service model which increased our direct expenses in the fourth quarter and will continue to increase our direct expenses as a percent of revenue in the short term as we increase staffing to support major new clients added in late 2011.

Direct expenses for the fourth quarter were 38% of revenue, compared to 39% of revenue in the fourth quarter of 2010.  On a year-to-date basis for 2011, direct expenses also decreased to 38% of revenue compared to 39% in 2010.

Selling, general and administrative expenses for the fourth quarter were $5.6 million compared to $5.9 million in the fourth quarter 2010.  The decrease in SG&A expenses is related to approximately $550,000 of 2010 fourth quarter expenses that did not recur in 2011.  These expenses consisted primarily of OCS acquisition costs and the consolidation of MIV sales and operations into our Lincoln location.  SG&A expenses as a percent of revenue decreased to 30% in the fourth quarter 2011 compared to 37% in the fourth quarter 2010, reflecting both the higher 2010 expense levels and the leverage of fourth quarter revenue from new sales.  For the full year 2011, SG&A expenses were 31% of revenue, an improvement of 1% compared to 2010.  We expect to continue to leverage our revenue growth in 2012 against our SG&A expenses and to continue to reduce SG&A expenses as a percent of revenue.

Total operating expenses were $14.1 million for the quarter, compared to $13.5 million for the fourth quarter 2010, increasing the margin to 26% of revenue.  On a year-to-date basis, we improved our operating income margin to 25% of revenue.

The depreciation and amortization expense for the quarter remained level with the fourth quarter of 2010 at $1.3 million.  On a year-to-date basis, depreciation increased to $5.1 million in 2011 compared to $4.7 million in 2010, with the expense both years at 7% of revenue.  We believe that depreciation expense in 2012 should continue at a comparable rate on a percentage of revenue basis.

Fourth quarter income tax expense increased from $590,000 with an effective tax rate of 27% in 2010, to $1.7 million with an effective tax rate of 35% in 2011.  The effective tax rate increase is due to higher federal and state tax rates in 2011, as well as a $156,000 reduction in income tax expense in the fourth quarter of 2010 for additional U.S. research and development credits and other adjustments.

Net income for the quarter compared to last year nearly doubled to $3.1 million and diluted earnings per share for the fourth quarter also doubled to $0.46 compared to $0.23 for the same period last year.  Our net income for the full year of 2011 of $11.6 million represents a 36% increase over 2010, with the net income margin increasing from 13% in 2010 to 15% in 2011.

Cash flows from operations for the fourth quarter were $4.1 million in 2011 compared to $2.2 million in 2010.  For the full year, cash flows from operations grew to $18.5 million in 2011 from $14.6 million in 2010.

With that, I’ll turn it back to you, Mike.

Mike

Thanks, Kevin.

The company recently updated our strategic plan and, in doing so, diligently reviewed where healthcare is heading and how we, as an organization, can bring the most value to what will increasingly become a customer-driven service environment.  The statement, “Empowering Customer-Centric Healthcare Across the Continuum” sums up our refined strategy and has been adopted as our guiding light.  Customer-centric opens a materially larger space for the company by defining our addressable market and product portfolio as beyond the four walls of the hospital and other provider settings where and when a patient receives care.

The unfolding battlefield is all about providers and payers attracting, managing and engaging the customer for life.  Beyond measuring and improving the service experience, our client organizations want tools and insights to become the provider of choice for all health-related needs of a customer, as well as the customer’s immediate and extended family.

As accountable care organizations and other forms of provider partnerships compete for serving defined populations, reimbursement will required a very different business model, one in which keeping customers out of the hospital becomes the most important metric of success.  Under this paradigm shift, it’s simply a losing proposition if providers don’t understand the attitudes, preferences, behaviors and loyalty of customers and arm themselves with the tools and analytics for customer relationship management.

NRC has grown up understanding what’s most important to patients.  Extending this patient-based insight to profiling the customer outside the four walls of the hospital, as we do with Healthcare Market Guide and Health Risk Assessment for example, creates added insight for clients representing exponential value for them and, in turn, material revenue for us.  Today, only 15% of our revenue is generated from information products focused on the customer and outside the provider setting.

Our intent is clear--to largely invent a new and broader space which will expand the category opportunity for the company by five-fold.

I would like to welcome all new associates that joined NRC in the fourth quarter and, to that end, let me have Susan Henricks highlight two of our new associates, Craig Page and Joe Morales.  Susan.

Susan:

Thank you, Mike.

Craig Page has joined National Research Corporation as the Chief Information Officer.  Craig held IT leadership positions with Boeing Computer Services, Citibank, and most recently with First Data Corporation as the Senior Vice President and Managing Director, Global Enterprise Data Center Services.

Further extending our leadership in IT, Joe Morales joined National Research Corporation as Vice President of Systems Engineering.  Joe comes to us after a successful career that started at Lockheed Martin and, most recently, with VMware as the Director of Global Network and Telecom.

Welcome, Craig, Joe, and all newer associates to NRC.

Back to you, Mike.

Mike:

Thanks, Susan.

Before I open the call for questions, I’d like to take a moment to highlight a personal stock transaction that will be reported showing movement of approximately 500,000 shares to various trusts as part of my estate planning process.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today.   We look forward to reporting our progress next quarter.

9